EXHIBIT 8.1

                      [Letterhead of Dewey Ballantine LLP]

                                                    May 17, 1999

Prudential Securities Secured
  Financing Corporation
One New York Plaza
New York, New York 10292

                   Re:  Mortgage Backed Securities

Ladies and Gentlemen:

                  We have acted as counsel to Prudential Securities Secured Financing Corporation ("Prudential" or the "Registrant") in connection with the preparation and filing of a registration statement on Form S-3 (the "Registration Statement") being filed today with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the "Act"), in respect of the offering of separate series of Mortgage Backed Securities (the "Securities") which Registrant plans to sponsor. Our advice formed the basis for the description of federal income tax consequences appearing under the heading "Certain Federal Income Tax Consequences" in the prospectus contained in the Registration Statement. Such description does not purport to discuss all possible federal income tax consequences of an investment in the Securities, but with respect to those tax consequences which are discussed in our opinion, the description is accurate.

                  We hereby consent to the filing of this letter as an Exhibit to the Registration Statement and to the reference to Dewey Ballantine LLP in the Registration Statement and in future related prospectus supplements under the heading "Certain Federal Income Tax Consequences."

                                            Very truly yours,

                                            DEWEY BALLANTINE LLP